UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 17, 2012

DEEP DOWN, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-30351	75-2263732
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8827 W. Sam Houston Pkwy North Suite 100, Houston, TX 77040

(Address of principal executive offices) (Zip Code)

(281) 517-5000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

ITEM 5.03 – Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 17, 2012, Deep Down, Inc. (the “Company”) filed a Certificate of Change with the Nevada Secretary of State for the purposes of reducing the number of authorized and outstanding shares of the Company’s common stock on a basis of one (1) share of common stock for each twenty (20) shares of common stock outstanding (the “Reverse Stock Split”). The change is to be effective as of 12:01 a.m. on July 18, 2012.

Upon the exercise of any stock options or warrants, resulting shares of common stock issued will be issued on a post-consolidation basis with the corresponding adjustment to the stock option and warrant exercise prices. No scrip or fractional certificates will be issued in connection with the Reverse Stock Split. Those shareholders who otherwise would have been entitled to receive a fractional share as a result of the Reverse Stock Split will have such fractional share rounded up to the nearest whole share.

Immediately before the Reverse Stock Split, the Company had 490,000,000 shares of common stock authorized, of which approximately 204,000,000 shares of common stock were outstanding. As a result of the Reverse Stock Split, the Company will have 24,500,000 authorized shares of common stock, of which approximately 10,200,000 shares will be outstanding (pending fractional-share rounding-up calculations to adjust for the Reverse Stock Split).

Registered shareholders of the Company who hold existing physical stock certificates will receive a letter of transmittal from the Company’s transfer agent, Standard Registrar & Transfer Co. Inc., containing instructions on how to receive new share certificates.

Pursuant to Section 78.209 of the Nevada Revised Statutes, the Company’s articles of incorporation are deemed amended as provided in the Certificate of Change, which is attached hereto as Exhibit 3.1.

SECTION 9 – Financial Statements and Exhibits

ITEM 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
3.1*	Certificate of Change of Deep Down, Inc.

99.1*	Press release date July 17, 2012.

99.2*	Press release date July 18, 2012.

__________

* Filed or furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 18, 2012

DEEP DOWN, INC.

By :	/s/ Eugene L. Butler
Eugene L. Butler Executive Chairman and Chief Financial Officer